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Exhibit 10.23

                              MOORE MEDICAL CORP.
                      2001 EXECUTIVE OFFICERS' BONUS PLAN



     1.  Purpose; Eligibility; Etc.  This Plan, which has been adopted by the
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Compensation Committee of the Board of Directors of Moore Medical Corp. (the
"Company"), is designed to offer the incentive of bonus compensation to officers
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designated by the Compensation Committee of the Company's Board of Directors,
for purposes of the Plan, as participating executive officers ("Participants").
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Neither this Plan nor designation as a Participant constitutes an agreement of continued employment and it confers no such right. No bonus will be payable to a Participant who breaches a material obligation to the Company. An officer who is designated a Participant during the year will (unless the Compensation Committee otherwise provides) be eligible for a pro rata bonus computed on an elapsed day basis, from the date of designation until year-end. If, for any reason whatsoever other than a termination of the Participant's employment as described in Section 3(c)(i) or Section 3(c)(ii)(z) of the Company's 2001-2002 Change of Control and Position Payment Plan within twelve months after a Change of Control (as defined in Section 3(b) thereof), death or disability, a Participant should cease being an employee of the Company or a subsidiary on a full-time basis before year-end, he or she will (unless the Compensation Committee otherwise provides) be entitled to no bonus compensation. If a Participant's employment is terminated as described in Section 3(c)(i) or Section 3(c)(ii)(z) of said 2001-2002 Change of Control and Position Payment Plan within twelve months after a Change of Control (as defined in Section 3(b) thereof), or by reason of death or disability, the Participant will be eligible for a pro rata bonus computed on an elapsed day basis until the date of termination.

     2.  Bonuses.
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    (a)  If the Company's gross margin for its 2001 fiscal year, as shown in its audited financial statements for the year, is at least 30.5% and its net revenues for the year exceeds an amount set forth in column A below:

     A                      B
     -                      -
$150,000,000              50.00%
$147,000,000              35.00%
$145,000,000              32.50%
$140,000,000              30.00%
$138,000,000              27.50%
$135,500,000              25.00%
$134,000,000              12.50%

as bonus compensation the Company will pay each Participant, within 60 days after its 2001 fiscal year-end, an amount equal to the percentage of his or her Base Salary (defined below) set forth in column B above.
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     (b) In addition, the Board of Directors of the Company or its Compensation
will consider authorizing an additional bonus to each Participant of up to 5% of his or her Base Salary based on the Company's pretax net income for its third and fourth quarters of its 2001 fiscal year.

     (c) A Participant's "Base Salary" is his or her W-2 gross pay for 2001,
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excluding any bonus under this Plan or any other agreement, any compensation paid for a period (other than normal vacation) during which he or she was not actively working full-time for the Company or a subsidiary, such as for a period of disability or for severance, any Company-401(k) contribution, car allowance, and other Company-provided benefits.

     (d) The Company reserves the right to withdraw and terminate this Plan by action of its Board of Directors or of its Compensation Committee (provided that the majority of said Board or Committee authorizing such withdrawal and termination consists of Continuing Directors (as defined in the Company's 2001-2002 Change of Control and Change of Position Payment Plan)).